Exhibit 1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-30085) of Ecology and Environment, Inc. of our report dated October 10, 2003 relating to the financial statements of Ecology and Environment, Inc. 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Buffalo, New York
November 10, 2003